SEVERANCE AGREEMENT, WAIVER and GENERAL RELEASE

This Severance Agreement, Waiver and General Release (“Agreement”) is made by and between VantageSouth Bank (the “Bank”) and Lee H. Roberts (“Employee”).

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree, covenant and stipulate as follows:

1.	Definitions.

a.
References herein to “the Bank” mean VantageSouth Bank and any of its direct or indirect subsidiaries, as well as their current and former shareholders, officers, directors, administrators, employees, agents, predecessors, successors, and assigns.

b.	References herein to “Employee”, “I” or “you” mean Lee H. Roberts and his agents, attorneys, personal representatives, executors, administrators, heirs and beneficiaries.

2.	Conclusion of Employment.

Both you and the Bank agree that your resignation from employment with the Bank shall be effective at the close of business on February 5, 2013 (the “Resignation Date”).

3.	Severance Consideration.

a.
The Bank agrees to pay to Employee a total of Forty Thousand Three Hundred Thirty-Three and 32/100 dollars ($40,333.32), less all applicable withholding taxes and payroll deductions. This amount will be paid to Employee in the form of his current base salary of Ten Thousand Eight Hundred Thirty-three and 33/100 dollars ($10,833.33) paid semi-monthly, minus applicable tax withholdings, for seven (7) weeks and three (3) days following the effective date of this agreement in accordance with Section 12(c), below. Salary is to be paid in installments according to the Bank’s normal payroll practices between February 6th and March 31st. Payments to Employee pursuant to this section begin after the date on which this Agreement becomes effective in accordance with Section 12(c) below.

b.
The Bank agrees to pay Employee all unused and accrued PTO days remaining as of the Resignation Date equaling twenty hours equivalent to Two-Thousand Five Hundred Dollars and 00/100 dollars ($2,500) less applicable withholding taxes and payroll deductions, which represents the balance of any unused and accrued PTO days that Employee has remaining. This amount will be paid to Employee on the last regular payroll after the Resignation Date.

c.
The Employee’s rights with respect to vested and unvested stock options are determined as follows: Employee agrees to waive and forfeit all rights to any unvested stock options/warrants, and may maintain any vested stock options in accordance to the Piedmont Community Bank Holdings, Inc Phantom Equity Plan. Employee agrees to execute all documents necessary to effectuate the obligations contained in this paragraph.

d.
Upon the resignation of his employment, Employee shall be provided, as required by law, notification as to his right to continue his health and dental insurance coverage under the provisions of the Consolidated Budget Reconciliation Act of 1985 (COBRA). The bank will also agree to pay Employee the amount of $3,610.89, less applicable withholding taxes and payroll deductions. This payment is intended to represent an amount that may be sufficient to enable Employee to pay the required percentage of his COBRA health insurance premiums for three (3) months for coverage under the Bank's group health plan (including health and dental benefits) for the same level of coverage Employee currently has in effect under the Bank’s group health on the day immediately preceding the Resignation Date. Notwithstanding this express intention, the parties recognize and acknowledge that Employee is free to spend this payment as he chooses. This amount will be paid to Employee in a lump sum as soon as practicable following the date on which this Agreement becomes effective.

Employee understands that it is Employee’s responsibility to comply and qualify for the COBRA benefit continuation and to pay the premium cost as required. Employee understands that nothing in this Agreement operates to vary or alter the terms and conditions of the Bank’s benefit plan(s).

e.
Employee acknowledges that the above payments and other considerations provided in this Agreement are in excess of any amount the Bank may be obligated to provide to you in conjunction with your resignation under Bank policy.

f.
Employee acknowledges and represents that subject to the Bank’s fulfillment of the obligations contained in this Agreement, Employee knows of no unpaid wages or other money due to him from the Bank and that Employee has no accrued claims relating to any medical condition or relating to any employment leave. Employee represents that he was not denied a request for leave, or retaliated against for taking leave under the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq., at any time during his employment with the Bank.

4.	Waiver, General Release, and Covenant Not to Sue.

a.
In return for the Severance Consideration set forth in Section 3 above, Employee hereby unconditionally waives, releases, acquits, covenants not to sue and forever discharges the Bank with respect to any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, expenses (including attorneys’ fees and costs actually incurred) and compensation of any kind or nature whatsoever, in law or equity, including those arising directly or indirectly from or relating in any way to your employment with the Bank, the conclusion of that employment, and any other acts, events, communications or omissions through the date this Agreement is executed, whether now known or are later discovered (the “Claims”).

b.
Such Claims include, but are not limited to, any and all claims pursuant to the Age Discrimination in Employment Act of 1967 (ADEA), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act (except with respect to vested benefits); the Equal Pay Act; Section 1981 of the Civil Rights Act of 1866; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, and all claims under any other federal or state laws, local ordinances, common law, including public policy claims and emotional distress claims. Such Claims released further include any claims you may have pursuant to any internal grievance procedure at the Bank. This Release does not apply to any unaccrued claims which may arise after the date of the Employee’s acceptance of this Agreement.

c.
Nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), or other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to him/her for the Claims that are released herein, and Employee understands and agrees that Employee will not be entitled to recover, and agrees to waive, any monetary benefits or recovery against the Bank in connection with any such claim, charge or proceeding without regard to who has brought such Complaint or Charge.

d.
Furthermore, nothing in this Agreement, shall be interpreted or applied in a manner that affects or limits Employee’s otherwise lawful ability to challenge, under the Older Worker Benefits Protection Act (29 U.S.C. §626), the knowing and voluntary nature of her release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.

5.	Confidentiality.

As a material condition precedent to your right to receive the Severance Consideration set forth in Section 3 above, you covenant and agree:

a.
That you will not reveal, or allow anyone else to reveal, the existence or terms of this Agreement to any person, agency, institution, Bank, or entity unless you request and receive prior express written permission from the Bank to do so. You may make such disclosures as are required by law, including disclosures to taxing agencies and, if necessary for the exercise of their professional judgment, to your attorney or accountant, provided that you shall inform such persons that the existence and terms of this Agreement are strictly confidential and shall not be revealed to anyone else except as required by law. You may discuss these terms with your spouse, provided that your spouse agrees to abide by the confidentiality clause as stipulated in this paragraph.

b.
That you will not take any action or make any comments which impugn, defame, disparage, criticize, negatively characterize or cast in an unfavorable light, the Bank, its management, employees, any current or past member of the board of directors, or practices or which disrupt or impair its normal operations, except that nothing in this Agreement shall be interpreted to limit your right to confer with counsel or to provide truthful testimony pursuant to subpoena or as otherwise required by law.

c.
That you will preserve in confidence and refrain from disclosing to anyone, or using on your own behalf or on behalf of anyone else any Proprietary Information of the Bank which became known to you during your employment with the Bank. As used in this Agreement, Proprietary Information means information relating to the business and operations of the Bank that has not been publicly released by any duly authorized Bank representative, including, without limitation, any technical, financial, sales, pricing, strategic, or customer information.

d.
That you have returned or will return to the Bank all property of the Bank (including each and every copy thereof) in your possession including, without limitation, office equipment, computer equipment, credit cards, keys, documents and Proprietary Information, and will not maintain any of the property or documents pursuant to this paragraph.

6.	Non-Solicitation/Non-Compete.

For a period of twelve months (12) after the effective date of this Agreement, Employee also agrees:

a.
Not to directly or indirectly solicit business from, or attempt to sell or provide the same or similar products or services that are now provided to any customer or client of the Bank with whom Employee had contact during his employment with the Bank. Further, employee agrees not to directly or indirectly solicit, induce or attempt to induce any Employee of the Bank to terminate his or her employment with the Bank.

b.
Not to engage in any county in which the Bank operates a branch, corporate office or loan processing office as of the date of termination of employment in any activities of a sort similar to that performed by the Employee for the Bank and which are competitive with an business conducted by the Bank, except that nothing herein contained shall bar the Employee from ownership of less than one percent (1%) of the number of outstanding shares of any securities.

7.	Return of Computer Equipment.

It is an express condition precedent to the Bank’s obligations contained herein that Employee first return to the Bank any computer equipment that was issued to Employee without any Bank data having been erased during the time the Employee has had the computer equipment. In the event the Employee fails to comply with this condition, the Bank shall have no obligations or duties under this Agreement and the payments and other benefits specified in Section 3 will not be owed or paid.

8.	Employee Duty To Provide Reasonable Cooperation.

Employee acknowledges that if there are any pending investigations by the Bank, any regulatory, state, government body, arbitration claims, grievances, EEOC agency charges and litigation asserted against the Bank, the board of directors and members of the Bank’s management, or if future similar claims are asserted against the Bank, the board of directors and members of the Bank’s management, Employee agrees to voluntarily cooperate with the Bank’s reasonable requests for information relating to these matters and to respond in a timely manner to all inquiries from the Bank or its attorneys regarding these matters. Employee agrees to voluntarily provide testimony in these proceedings upon request of the Bank. Employees duty to cooperate pursuant to this paragraph is at the Employee’s expense including any expenses incurred in fulfilling this obligation.

9.	IRS SECTION 409A:

The Bank and the Employee intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Internal Revenue Code Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent. Notwithstanding the foregoing, the Bank is not obligated to amend this Agreement to avoid the imposition of additional taxes, interest, penalties, or any other liability under Section 409A and does not hereby assume under any circumstances any liability of Employee for any tax, interest, penalty, or any other liability under Section 409A. In addition, all reimbursements provided under this Agreement shall comply with Section 409A and shall be subject to the following requirements:

a.	The amount of expenses eligible for reimbursement during Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year;

b.
The reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

c.
If Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of separation from service, to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service (other than death or “disability” as defined under Section 409A of the Code), such amount shall not be paid until the first day following the six (6) month anniversary of Executive’s separation from service. Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. Payment of any accrued and unused paid time off, unless expressly provided otherwise herein shall be made in a single lump sum within thirty (30) days of separation from service.

10.	Effect of Federal and State Banking Statutes and Regulations.

All obligations under this Agreement are subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable federal and state banking laws. Without limiting the effect of the preceding sentence, any payments to Employee by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. In addition, Employee agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to the Bank (including regulations and rules relating to any governmental program in which the Bank may participate).

11.	Construction of Agreement.

a.
This Agreement does not constitute and shall not be construed as an admission by the Bank of a violation of any statute or law or of wrongdoing of any kind. You and the Bank are entering into this Agreement solely for the purpose of amicably resolving any and all issues relating to your employment and your resignation. This Agreement should be interpreted to provide the fullest release of claims possible toward the Bank.

b.	This Agreement contains all the promises and covenants made by you and the Bank with respect to its subject matter. There are no understandings, promises, covenants or agreements between the parties that are not set forth herein. This Agreement cannot be changed or modified other than by a written agreement executed by both parties. The parties hereto agree that this Agreement does not alter the terms or meaning of any previous agreement to post-employment restrictive covenants (including non-competition, non-solicitation and no-raiding) or confidentiality agreements between the parties, said agreements would remain effective and binding pursuant to their terms.

c.
You and the Bank understand and agree that each provision of this Agreement is a separate and independent clause and that if any clause or provision of this Agreement is held invalid; such invalidity will not affect the validity of any other clause or provision of this Agreement. If any portion of this Agreement is found invalid, the parties agree to enter into a full and general Release by Plaintiff that is not invalid.

d.	This Agreement is to be interpreted pursuant to the laws of North Carolina (without regard to its conflict of laws provisions) except where the application of federal law applies.

e.
The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Any male and female pronouns used herein should be interpreted to be gender neutral and are understood to uniformly apply to the Employee.

12.	Understanding and Acknowledgment.

a.	You acknowledge that you have received a full and complete copy of this Agreement.

a.
You acknowledge that you were advised that you had twenty-one (21) days from the date you received this Agreement (date of delivery) to review its terms and to reflect upon them before deciding whether or not you wish to accept them. You were further advised that during this period you had a right to consult with an attorney about this Agreement, and you are hereby advised in writing to consult with an attorney prior to executing this Agreement. By your signature below, you acknowledge that you understand the terms of this Agreement, are satisfied with them, and knowingly, freely and voluntarily agree to accept them.

b.
You are advised that this Agreement will not become effective or enforceable for a period of seven (7) days after the date of its acceptance and execution by you. During the 7-day period you shall have the right to change your decision and to revoke this Agreement by hand delivering or faxing a notice to that effect to Andrea Bunn at the Bank’s office. No money and/or benefits payable solely by virtue of this Agreement shall be made until you sign this Agreement and the 7-day revocation period expires without you revoking the Agreement. If not revoked during the 7-day day period, this Agreement shall become effective and legally binding on the parties, and the Bank shall commence payment to you of the Severance Consideration in accordance with the terms of this Agreement.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ACCEPT THEM KNOWINGLY AND VOLUNTARILY.

Signature:     /s/ Lee H. Roberts    Date signed: February 10, 2014
Lee H. Roberts

AGREED AND ACCEPTED

VantageSouth Bank

/s/ Scott M. Custer

By:    Scott M. Custer
Title:     Chief Executive Officer

Date signed: February 18, 2014

AGREED AND ACCEPTED

VantageSouth Bancshares, Inc.

/s/ Scott M. Custer

By:    Scott M. Custer
Title:     Chief Executive Officer

Date signed: February 18, 2014